Exhibit 8



                                                June 9, 1999


Pennsylvania Electric Company
2800 Pottsville Pike
Reading, Pennsylvania 19605

Penelec Capital II, L.P.
c/o GPU Service, Inc.
310 Madison Avenue
Morristown, NJ 07962

Penelec Capital Trust
c/o GPU Service, Inc.
310 Madison Avenue
Morristown, NJ 07962

            Re: Pennsylvania Electric Company, Penelec Capital II, L.P., and Penelec Capital Trust - Trust Securities

Dear Gentlemen:

            We have acted as special tax and ERISA counsel to Pennsylvania Electric Company, a Pennsylvania corporation (the "Company"), Penelec Capital II, L.P., a Delaware limited partnership ("Penelec Capital"), and Penelec Capital Trust, a Delaware business trust (the "Trust") in connection with the proposed issuance and sale of up to a maximum of $100,000,000 aggregate initial offering price of interests of the Trust (the "Trust Securities") the proceeds of which will be used to purchase limited partnership interests in Penelec Capital (the "Preferred Securities"), the proceeds of which, together with the capital contribution of Penelec Preferred Capital II, Inc., the general partner of Penelec Capital, will be used to purchase Subordinated Debentures of the Company pursuant to a prospectus (the "Basic Prospectus") which constitutes a part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which was initially filed on August 26, 1998 and amended by Amendment No. 1 filed on January 11, 1999, with the Securities and Exchange Commission (the "Registration Statement") and the Prospectus Supplement dated June 9, 1999 (the "Prospectus Supplement", and together with the Basic Prospectus, the "Prospectus").


            We have examined originals or copies, certified or otherwise identified to our satisfaction, of those agreements, certificates and other statements of corporate officers and other representatives of the Company, Penelec Capital and the Trust, as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Pennsylvania Electric Company                                     Page 2



            Based on and subject to the  foregoing,  we are of the opinion that:
(i) the section entitled "Certain Federal Income Tax Considerations" in the Prospectus contains an accurate general description, under currently applicable law, of the material United States federal income tax considerations that apply to holders of the Trust Securities; and (ii) the section entitled "ERISA Considerations" in the Prospectus contains an accurate general description, under currently applicable law, of the material ERISA considerations that apply to holders of the Trust Securities.

            We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm under the caption "Certain Federal Income Tax Considerations" in the Prospectus. In giving this consent we do not hereby agree that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.



                                    Very truly yours,


                                    Carter, Ledyard & Milburn